REVISED CONSULTING AGREEMENT

THIS REVISED CONSULTING AGREEMENT (“Revised Agreement”) is entered into as of the 16th day of September 2008, by and between BMB Munai, Inc., a company organized under the laws of Nevada (“Company”), and Caspian Energy Consulting Ltd, an international business company organized under the laws of British Virgin Islands, (“Consultant”). The Company and the Consultant are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)

The Company is the contractor under oil and gas exploration Contract No. 482 (“Contract”) with the Republic of Kazakhstan (“ROK”). The Company has interest in pursuing expansion of its oil and gas assets through acquisition of additional contiguous territory under the Contract, acquisition of territory under new contract with the ROK and/or acquisition of territory from private parties (“Acquisition(s)”).

(B)	The Parties entered into a consulting agreement dated as of November 19, 2007 (“November Agreement”) for services related to the Company’s oil and gas exploration activities.

(C)

On or about April 15, 2008, the ROK announced the intention to impose an export duty on crude oil production by certain oil exploration and production companies. The export duty was characterized by the ROK as distinct from the rent export tax and therefore, companies holding exploration contracts with the ROK that provided for exemption from rent export tax, such as the Company, would nevertheless be subject to pay the export duty.

(D)

The Parties acknowledged that the export duty would have the effect of reducing the intended benefits sought by the Company under the terms of the November Agreement. Rather than terminate the November Agreement, the Consultant verbally agreed to negotiate changes to the November Agreement after the final export duty regulations were promulgated by the ROK and the Company began paying export duty. Therefore, the Parties continued to work together under the terms of the November Agreement, subject to their understanding that some of its terms and conditions would be renegotiated.

(E)	The Consultant successfully negotiated a term extension until January 9, 2013 to the Contract under an Addendum #5 to the Contract executed by ROK on June 28, 2008.

(F)

The Company became subject to and began paying export duty to the ROK in June 2008. The Parties intend this Revised Agreement to supersede the November Agreement and to set forth the terms, conditions and covenants of their relationship.

The Parties covenant and agree as follows:

1.	THE CONSULTANT'S OBLIGATIONS

1.1

During the term of this Revised Agreement, the Consultant shall use its reasonable efforts in providing the following services to the Company, as directed by the Company’s CEO and the managing director of the Company’s subsidiary, Emir Oil, LLP, (collectively, the “Services”):

(a)	investigate and evaluate potential Acquisition candidates for the Company;

(b)	advise and confer with the Company’s technical staff regarding potential Acquisition candidates;

(c)

prepare all documentation and supporting materials for evaluation of potential Acquisition candidates by the Company as required for submission of applications for exploration and/or production contracts with various governmental agencies of the ROK and/or private parties;

(d)	assist the Company in the negotiation of terms, conditions and covenants of Acquisitions with various governmental agencies of the ROK and/or private parties; and

(e)	such related and ancillary services as requested by the Company.

1.1.1

The Consultant shall perform the Services, at all times, with diligence and in compliance with all applicable laws and regulations of the ROK and the United States of America. Consultant shall be responsible to obtain any necessary licenses or permits required by the Republic of Kazakhstan to perform the services rendered under this Revised Agreement. Consultant shall be responsible to pay for all services rendered by third-parties contracting with the consultant, except as may be otherwise agreed between the Company and Consultant in writing prior to engagement of such third-party service provider.

1.1.2

The Consultant's advice to the Company in respect of the Services shall be given orally or in writing. Consultant shall report to Mr. Gamal Kulumbetov, Company CEO and Teolush Tolmakov, general director of Emir Oil, LLP or to such other individuals as the Company may hereafter specify by written notice to Consultant. When requested, and not more than once each calendar quarter, Consultant shall provide Company with a written activities and status report, in which Consultant describes the Services it has performed since the last report. The Parties agree that the decision to consummate an Acquisition will be in the sole discretion of the Company and that the Consultant shall have no right to compensation of any kind in the event the Company elects not to enter into any Acquisition.

1.1.3

The Consultant shall act on a non-exclusive basis. The Company reserves the right to act on its own accord or with other consultants to identify prospects and properties and to purchase such properties. If the Company acting independent of the Consultant negotiates the acquisition of a property and the Company has not been introduced to the property through the efforts of the Consultant, such property acquisition will not be covered by this Revised Agreement and Consultant shall not be entitled to compensation with respect to such property, unless the board of directors of the Company agrees otherwise in writing. The Consultant may request and obtain from the Company written confirmation that a particular property will be subject to this Revised Agreement at any time after the prospective property has been identified by the Consultant. Such confirmation by the Company will be conclusive evidence that the Consultant will be entitled to Compensation under this Revised Agreement.

2.	COMPENSATION FOR EXPLORATION CONTRACT TERM EXTENSION

2.1

The Parties hereby agree that in lieu of “Bonus Shares” to be paid Consultant under the November Agreement, the Consultant will be issued shares for its services in connection with the June 28, 2008 Contract extension as follows:

(a)	The Consultant will be issued a total of 1,250,000 common shares of the Company.
(b)	The shares will be restricted shares and subject to the public resale restrictions of Rule 144 promulgated under the U.S. Securities Act of 1933.
(c)	The shares will be issued as soon as reasonably practical after the execution of this Revised Agreement and will be deemed fully earned and vested on delivery to the Consultant.

3.	COMPENSATION FOR TERRITORY EXTENSION

3.1       In the event that the Services performed by the Consultant result in the Company’s making one or more Acquisitions during the term of this Revised Agreement, the Consultant will be paid total compensation as follows:

(a)	a cash payment in the amount of four million dollars ($4,000,000 USD) shall be paid to the Consultant according to the following schedule:

i.	$1,000,000 shall be paid on the effective date of an Acquisition by the Company (“Closing Date”);
ii.	$1,000,000 shall be paid on the date six months after the Closing Date; and
iii.	$2,000,000 shall be paid on the date twelve months after the Closing Date; and

(b)	a share payment in restricted common shares of the Company shall be made to the Consultant based upon the value of the Acquisition property, which will be determined as follows:
i.

The value of the Acquisition property will be determined by reference to a 3D seismic study and a reserve/resource report of the Acquisition property by a petroleum engineering firm acceptable to the Company. If in the opinion of the Company there is no acceptable seismic study or engineering report on the Acquisition property at the Closing Date, then the Company will commission and complete, at its cost, the seismic study and engineering report within one year after the Closing Date;

ii.	The acquisition value (“Acquisition Value”) will be equal to the total barrels of resources and reserves, as defined and determined by the engineering report, multiplied by the following values:

A. Resources at $.50 USD per barrel;

B. Probable reserves at $1.00 USD per barrel; and
C. Proved reserves at $2.00 USD per barrel.

The number of shares to be issued to the Consultant shall be the Acquisition Value divided by the higher of $6.50 or the average closing price of the Company’s trading shares for the five trading days prior to the issuance of the reserve/resource report, provided that in no event shall the total number of shares earned under this Section 3 exceed more than a total of 4,000,000 shares. The Parties acknowledge and agree that the shares will not be registered with the SEC and will be deemed restricted shares. If there is no trading market for the shares at the date the share payment is to be made, then the Company, at its election, may pay the Consultant cash equal to the number of shares issuable multiplied by $6.50.

(c)

Notwithstanding the foregoing provisions of Section 3.1(a) and (b), in the event that an Acquisition is made with the ROK and the ROK charges any signing bonus or other upfront charge to the Company then the compensation payable to the Consultant shall be reduced by the amount of the signing bonus or other upfront charge to the Company. All amounts charged for signing bonus or other upfront charges shall be credited against the compensation payable under Section 3, as it becomes payable by the Company to the Consultant, as determined by the Company.

(d)

The compensation payable to the Consultant under this Section 3 constitutes the total compensation payable to the Consultant whether one or more Acquisitions are made by the Company as a result of the Services rendered by the Consultant, unless otherwise agreed in writing by the Company.

3.2

Each cash payment of Compensation shall be paid to the Consultant and only in the name of Consultant by direct wire transfer in USD to the Consultant's bank account which the Consultant shall notify to the Company from time to time.

4.	ASSIGNMENT

4.1	The Consultant shall not assign, in whole or in part, any of its rights or obligations under this Revised Agreement, without the written consent of the Company.

4.2

The Company may, at any time upon prior written notice to Consultant, assign its rights or delegate its obligations under this Revised Agreement to an Affiliate (as defined below); provided that, prior to such assignment, the Affiliate enters into an agreement with the Parties whereby the Affiliate assumes the rights or obligations being assigned; and provided, further, that the Company shall, unless otherwise agreed in writing by the Parties, remain jointly and severally liable with such assigned Affiliate for any payments required to be made to Consultant under this Revised Agreement.

4.3	For the purposes of this Revised Agreement:

(a) a company or entity shall be deemed to be an "Affiliate" of another company or entity if (i) that other company or entity directly or indirectly controls or is controlled by the first mentioned company or entity or (ii) the first mentioned company or entity and that other company or entity are directly or indirectly controlled by the same company or entity;

(b) "control" shall mean (i) ownership or control (whether directly or otherwise) of thirty per cent (30%) or more of the equity share capital, voting capital or voting rights, (ii) power to control the composition of, or power to appoint thirty per cent (30%) or more of the members of, the Board of Directors, Board of Management, or other equivalent to a analogous body, or (iii) entitlement to receive thirty per cent (30%) or more of any (but not necessarily every) income or capital distribution made by such company or entitle (either on liquidation, winding-up, or dissolution of such company or entity, or otherwise).

5.	TERM: TERMINATION

5.1	This Revised Agreement shall commence on the date hereof, and shall continue thereafter until terminated upon 90 days notice by either party to the other.

5.2	Unless earlier terminated pursuant to the terms of this Revised Agreement, the terms of this Revised Agreement may be extended by mutual written agreement of the Parties.

6.	INDEPENDENT CONTRACTOR; RELATIONSHIP OF THE PARTIES.

6.1

In the performance of Services hereunder, Consultant shall conduct itself always as an independent contractor, and none of the Consultant's officers, directors, employees, representatives or agents shall be considered an employee, agent or servant of the Company. The Consultant's performance of the Services hereunder will be at its own risk and none of its officers, directors, employees, representatives or agents shall be entitled to worker's compensation or other similar benefits of employment or insurance protection provided by the Company for its employees. The Company is interested only in the results of Consultant's performance of the Services.

6.2

With respect to this Revised Agreement, no officer, director, employee, representative or agent of the Consultant, nor their respective spouses, heirs, executors, administrators or assigns shall claim nor seek to obtain from the Company any benefits or sums with respect to the illness, disability or death of such officer, director, employee, representative or agent of the Consultant, whether arising or occurring during or after the termination or expiration of this Revised Agreement. The Consultant agrees to indemnify and save Company harmless from any and all such claims.

6.3

Neither Party shall have the authority to bind the other Party, or to sign any instrument or document on its behalf. Likewise, neither Party is empowered to make commitments for or on behalf of the other Party.

6.4	The Consultant and the Company will act in good faith towards one another in the conduct of this Revised Agreement.

6.5

Consultant represents and warrants that neither it nor any of its directors or officers nor, with its actual knowledge or express or implied consent, any of its employees, agents or representatives or any person acting on its behalf, will, except as permitted under the Corruption of Foreign Public Officials Act of Canada (the "Act"), and the Foreign Corrupt Practices Act of the United States of America ("FCPA"), in order to obtain or retain an advantage in the course of business, directly or indirectly give, offer to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official (a) as consideration for an act or omission by the official in connection with the performance of the official's duties or functions or (b)to induce the official to use his or her position to influence any acts or decisions of the foreign state or public international organization for which the official performs duties or functions. Consultant agrees to cooperate with Company to provide information reasonably requested by Company about Consultant, including but not limited to, (i) Consultant's business history and (ii) the shareholders, directors and officers of Consultant. It shall be a condition precedent to the obligations of Company under this Revised Agreement that Consultant cooperates as above provided.

7.	CONFLICT OF INTEREST

The Consultant represents and warrants to the Company that its execution of, and the performance of its obligations under this Revised Agreement does not create or result in any conflict of interest as to any relationship (contractual, fiduciary or otherwise) which the Consultant may have with any third party relating to Projects in Countries of Interest. However, the Consultant may provide similar services to third-parties that do not prejudice the carrying out of the Services to the Company. The Consultant shall notify the Company of any possible conflict of interest, and shall not create nor permit to exist any such conflict of interest during the term of this Revised Agreement.

8.	CONFIDENTIALITY

8.1

Consultant shall keep strictly confidential and shall not disclose any information concerning this Revised Agreement or the confidential business, operations, or affairs of the Company, regardless of how or when Consultant acquires such information, except:

(a)	to an Affiliate of the Consultant;

(b) upon written agreement of the Company to the disclosure of such information;

(c) to any governmental authority or entity of competent jurisdiction or any stock exchange when required by law or regulations including, without limitation, any regulation or rule of any regulatory entity, securities commission, on which the securities of Consultant or an Affiliate of a Party are or are to be listed;

(d) as may be required in connection with an arbitration proceeding under this Revised Agreement;

(e)	to legal counsel or independent accountants representing a Party; or

(f)	pursuant to Section 8.3

8.2

Prior to making an authorized disclosure pursuant to Sections 8.1 (a), (b), (d) or (e), the Consultant shall obtain a commitment from the entity to which such confidential information is intended to be disclosed, to the effect that such entity shall treat such information as confidential. Consultant shall be liable for disclosures contrary to the terms of this Revised Agreement by an Affiliate to which Consultant has disclosed information that is covered by the confidentiality obligation hereunder. However, if Consultant, or its Affiliate, is required to disclose such information to a governmental authority of competent jurisdiction, then Consultant may make such disclosure without having obtained a written confidentiality commitment from such governmental authority.

8.3	Consultant shall not make any public announcement relating to the Services or the existence of this Revised Agreement without the prior approval of the Company.

8.4	The confidentiality obligations set forth in this Section 7 shall be continuing and shall survive the termination or expiration of this Revised Agreement, for any reason for a period of two (2) years.

9.	LIABILITY

9.1

Neither party shall be liable to the other party for any claims for incidental, indirect or consequential damages arising out of or in connection with the performance or non-performance of this Revised Agreement, including but not limited to claims for lost profit or business opportunities.

10.	FORCE MAJEURE

If either the Consultant or the Company is rendered unable to perform an obligation required of it hereunder, in whole or in part, due to force majeure, then upon notice to the other, such Party's performance of such obligation shall be suspended for the period that it is unable to perform the obligation. For purposes of this Revised Agreement, "force majeure" shall mean any act or event beyond the reasonable control of the party affects, including, not limited to, a strike, labor dispute, lockout, fire, flood, tornado, hurricane, earthquake, explosion, act of God or the public enemy, war (declared or undeclared), blockage, governmental regulation, governmental treaty, order or decree, insurrections, riots, terrorism, and other civil disturbances, or epidemics. The performance affected by the force majeure shall be resumed after the event or cause of force majeure ends.

11.	APPLICABLE LAW AND DISPUTE RESOLUTIONS

11.1

A party shall not be required to perform any obligation under this Revised Agreement if the performance of that obligation is prohibited by the laws of any governmental authority having competent jurisdiction applicable to performance of the obligation of that Party.

11.2

This Revised Agreement shall be governed by and interpreted and construed in accordance with laws of Nevada. Without prejudice to the right of either of the parties to enforce this Revised Agreement in any court having competent jurisdiction over one or more of the Parties or their assets, the Company and the Consultant each hereby submits itself to the jurisdiction and venue of the Courts of Nevada solely for any purpose related to the enforcement of this Revised Agreement.

11.3

Any dispute or claim arising out of and in relation to this Revised Agreement shall be submitted to arbitration in accordance with the Arbitration Act of 1996. The tribunal shall consist of one arbitrator. The language of the arbitration shall be English and the venue of the arbitration shall be in London. The parties hereto acknowledge that service of any notices in the course of such arbitration at their addresses as given in this Revised Agreement shall be sufficient and valid.

11.4	Judgment on the award of the arbitrators may be entered in any court having competent jurisdiction or having jurisdiction over one or more of the Parties or their assets.

12.	NOTICES

All notices or requests provided for or permitted to be given pursuant to this Revised Agreement must be in writing, or confirmed in writing as provided herein, and may be delivered by telecopier, telex, mail or hand. Any notice hereunder shall be effective upon receipt by the Party to whom such notice is addressed, and shall be addressed as follows:

COMPANY:
BMB Munai, Inc.
c/o BMB Munai (USA) Inc.
324 South 400 West, Suite 225
Salt Lake City, UT 84101-1120
Attention: Mr. Adam Cook, Corporate Secretary
Telephone: 801-355-2227
Facsimile: 801-355-2990
E-mail: a_cook@bmbmunai.com

CONSULTANT:

Caspian Energy Consulting Ltd
Attention:	Catherine Laing
P.O. Box 664
Owen Sound, ON N4K 5R4
Telephone: (519) 372-3072
E-mail: cathlaing@gmail.com

Each Party shall have the right from time to time during the term of this Revised Agreement to change its address, telephone, facsimile numbers, and/or the person to whom communications are to be delivered by notifying the other Party in writing.

13.	MISCELLANEOUS

13.1

This Revised Agreement constitutes the entire agreement between the Parties relating the subject matter hereof and supersedes the November Agreement between the parties dated as of the 19th day of November 2007, including all prior discussions, correspondence, negotiations and agreements, both written and oral, regarding its subject matter.

13.2

This Revised Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly signed by both the Company and Consultant or, in the case of a waiver, by the Party waiving compliance.

13.3

This Revised Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other person or persons (including, but not limited to any assistant) any rights, benefits or remedies of any nature whatsoever under or by any reason of the Revised Agreement.

13.4

The obligations and liabilities of the parties are intended to be several and not joint and nothing contained herein shall be construed to create an association, trust, partnership or joint venture between the parties, and each party shall be liable individually and severally for its own obligations under this Revised Agreement.

13.5

The headings user herein are for convenience only and are not intended to be interpretative, definitive, or supplemental to the respective paragraphs, provisions, or articles. Terms used herein in the singular include the plural and vice versa, and the use of any gender includes any or all other genders, as the context requires.

13.6

The waiver by one party or the failure of the other party to perform and of its obligations under this Revised Agreement shall not be deemed to be a waiver of any subsequent non-performance of that obligation, or the waiver of any other obligation of the other party. The failure by either party to enforce at any time or for any period any of the terms of this Revised Agreement shall not be deemed to constitute a waiver.

13.7	If any Section of this Revised Agreement is found to be void, voidable, illegal, or otherwise unenforceable, it shall not affect legality or validity of the other provisions of this Revised Agreement.

IN WITNESS WHEREOF, this Revised Agreement is signed in duplicate originals by the Company and the Consultant as of the day and year first above written.

BMB MUNAI, INC.	CASPIAN ENERGY CONSULTING LTD

By:	By:
____________________________	_____________________________
Its Authorized Officer	Its Authorized Director